EXHIBIT 99.77Q2

SUB - ITEM 77Q2.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of the copies of Section 16(a) forms furnished to the Fund, or written representations that no Forms 5 were required, the Fund believes that during 2008 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that two newly appointed directors of the Adviser (Nancy G. Curtiss and J. Steven Neamtz) were late in filing their Form 3 statements with respect to the Fund. All such forms have now been filed.